BURLINGTON RESOURCES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  EXHIBIT 12.1
                                   (UNAUDITED)


                                                                  Six Months Ended
                                                                      June 30,
                                                                --------------------
                                                                  1996         1995
                                                                --------     -------

                                                                (Dollars in Millions,
                                                                Except Ratio Amounts)

Earnings

   Income (Loss) Before Income Taxes .........................    $104        $(53)

   Add
      Interest and fixed charges .............................      57          54
      Portion of rent under long-term operating
         leases representative of an interest factor .........       3           3
                                                                  ----        ----
   Total Earnings Available for Fixed Charges ................    $164        $  4
                                                                  ====        ====

Fixed Charges

   Interest and fixed charges ................................    $ 57        $ 54
   Portion of rent under long-term operating
      leases representative of an interest factor ............       3           3
   Capitalized interest ......................................       1           1
                                                                  ----        ----
   Total Fixed Charges .......................................    $ 61        $ 58
                                                                  ====        ====


Ratio of Earnings to Fixed Charges (1) .......................    2.69x        .06x
                                                                  ====        ====


(1) Earnings Available for Fixed Charges for 1995 are inadequate to cover Fixed Charges in the amount of approximately $54 million.

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